EXHIBIT 23.2

TBPE REGISTERED ENGINEERING FIRM F-1580		FAX (713) 651-0849
1100 LOUISIANA SUITE 4600	HOUSTON, TEXAS 77002-5294	TELEPHONE (713) 651-9191

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Ryder Scott Company, L.P. hereby consents to the incorporation by reference in this Registration Statement on Form S-8 and any amendments thereto pertaining to Laredo Petroleum, Inc. Omnibus Equity Incentive Plan, as amended and restated on May 20, 2021, of its reports regarding those quantities estimated by Ryder Scott of proved reserves of Laredo Petroleum, Inc. and its subsidiaries, the future net revenues from those reserves and their present value for the years ended December 31, 2020, 2019 and 2018. Ryder Scott Company, L.P. further consents to the reference to this firm under the heading “Experts” in the Registration Statement and related prospectus, as applicable.

/s/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F 1580

Houston, Texas

May 24, 2021